                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 Lukens Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

[LOGO OF LUKENS APPEARS HERE]
--------------------------------------------------------------------------------
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

                       April 2, 1997

                       TO OUR STOCKHOLDERS:

                       It is a pleasure for me to invite you to our Annual Meeting of Stockholders, which will be held on Wednesday, April 30, 1997, starting at 1:30 P.M. in the Company's Administrative Resources Center, Modena Road, South Coatesville, Pennsylvania.

                       The following pages of this Notice of Annual Meeting and Proxy Statement describe the matters which will be discussed and acted upon at the meeting. In addition, a current report on the Company's business and activities will be presented.

                       I hope you will attend; however, whether or not you do plan to attend, it is important that your shares, regardless of the number, be represented. Accordingly, I urge you to complete, sign, date and return your Proxy in the envelope enclosed for your convenience.

                       Sincerely yours,


                       /s/ R. W. Van Sant


                       R. W. Van Sant
                       Chairman, President and
                       Chief Executive Officer

NOTICE OF
ANNUAL MEETING

                                                                  April 2, 1997

TO THE STOCKHOLDERS OF LUKENS INC.:

 This is to notify you that the Annual Meeting of Stockholders of Lukens Inc. will be held at 1:30 P.M. on Wednesday, April 30, 1997, in the Company's Administrative Resources Center, Modena Road, South Coatesville, Pennsylvania, for the following purposes:

  1. To elect four persons to the Board of Directors of the Company;

  2. To act upon three stockholder proposals, which are opposed by the Board of Directors, if properly presented at the meeting; and

  3. To transact such other business as may properly come before the meeting or any adjournment thereof.

 The record date for determining stockholders entitled to notice of and to vote at the meeting or any adjournment thereof was March 7, 1997, and only stockholders of record at the close of business on that date are entitled to notice of and to vote at the meeting.

 WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE ENCLOSED FOR YOUR CONVENIENCE.

                                     By Order of the Board of Directors


                                     /s/ William D. Sprague


                                     William D. Sprague
                                     Vice President, General Counsel and
                                     Secretary

PROXY STATEMENT

                                                                  April 2, 1997

LUKENS INC.
50 South First Avenue
Coatesville, Pennsylvania 19320

 This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Lukens Inc. (the "Company") of Proxies for the Annual Meeting of Stockholders to be held April 30, 1997, or any adjournment thereof. Copies of this Proxy Statement, the accompanying Proxy and the Company's Annual Report for 1996 are being mailed to the stockholders on or about April 2, 1997.

 Subject to the conditions set forth in the Notice of Annual Meeting accompanying this Proxy Statement, the shares represented by each executed Proxy will be voted in accordance with the instructions given. If no instruction is made on an executed Proxy, the Proxy will be voted FOR all four of the nominees to the Board, AGAINST each of the three stockholder proposals and in the discretion of the proxies named on the proxy card with respect to any other matters properly brought before the Annual Meeting and any adjournments thereof. Any stockholder giving a Proxy has the power to revoke it at any time before its exercise by attending the meeting and voting in person, by giving notice of revocation to the Secretary of the Company or by filing a later dated Proxy.

 The holders of common stock and preferred stock of record at the close of business on March 7, 1997 (the "Record Date") will be entitled to vote on all matters to be voted upon at the Annual Meeting or any adjournment thereof. The Proxy will also serve as voting instructions from participants to the trustees under the Lukens Inc. Employees Capital Accumulation Plan, the Lukens Group Employees Capital Accumulation Plan, the Lukens Inc. Capital Accumulation Plan for Hourly Employees (USW, AFL-CIO, Coatesville, PA), the Washington Steel Corporation Employees Capital Accumulation Plan (Washington, PA) and the Washington Steel Corporation Employees Capital Accumulation Plan (Massillon,
OH) with respect to shares of common and/or preferred stock credited to a participant's account on the Record Date and to American Stock Transfer & Trust Company as the administrator under the Company's Dividend Reinvestment Plan with respect to shares of common stock held therein on the Record Date.

 Generally, each share of common stock is entitled to one vote per matter and each share of preferred stock is entitled to three votes per matter, with holders of common stock and holders of preferred stock generally voting together as a single class. However, record holders are permitted to vote cumulatively with respect to the election of Directors. In that case such holders have the right to multiply the number of shares which they are entitled to vote by the number of Directors to be elected and to cast the resulting number of votes all for one candidate or to distribute them among any two or more candidates. In addition, the Lukens Inc. Employees Capital Accumulation Plan provides that each participant may direct the trustee how to vote such participant's pro rata portion of unallocated shares of preferred stock, as well as shares of preferred stock that have not been voted. Shares of common stock held in the Lukens Inc. Employees Capital Accumulation Plan, the Lukens Group Employees Capital Accumulation Plan, the Washington Steel Corporation Employees Capital Accumulation Plans and the Dividend Reinvestment Plan for which signed Proxies are not returned will not be voted. Shares of common stock held in the Lukens Inc. Capital Accumulation Plan for Hourly Employees (USW, AFL-CIO, Coatesville, PA) that have not been voted will, if directed by the Employee Benefits Finance Committee of the Company, be voted by the trustee in the same proportion as the shares held therein for which signed Proxies are returned by the participants. Shares held in the Capital Accumulation Plans are subject to confidential voting procedures.

 The Company had approximately 14,805,589 shares of common stock and approximately 476,203 shares of preferred stock issued and outstanding on the Record Date. The presence at the meeting in person or by proxy of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast will constitute a quorum at the meeting. Abstentions will be counted for the purpose of establishing a quorum but will not be voted. Broker non-votes will not be counted for the purpose of establishing a quorum and will not be voted. Stockholders entitled to vote may do so in person or by proxy. The Company may require that any votes cast in person be cast by written ballot.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

 The Company's Board of Directors is divided into three classes. Directors in each class are elected to serve for a term of three years. The terms are staggered so that approximately one-third of the Board stands for election each year. At the 1997 Annual Meeting of Stockholders, four persons will be elected to the Board to serve until the 2000 Annual Meeting or until their successors are elected and qualified. The four nominees who receive the most votes at the Annual Meeting will be elected to the Board. Management of the Company believes that the Directors listed below will serve in their positions for the remainder of their terms.

 The Company's Board of Directors has nominated T. Kevin Dunnigan, Ronald M. Gross, W. Paul Tippett and R. W. Van Sant for terms expiring at the 2000 Annual Meeting of Stockholders. The persons named in the accompanying Proxy intend to vote for the election of such nominees unless authority to vote for one or more of such persons is specifically withheld in the Proxy. All of the nominees are currently Directors of the Company. As far as is presently known, all of the nominees are willing and able to serve as Directors. If any of them withdraws or otherwise becomes unavailable for any reason, the persons named in the Proxy will use their best judgment in selecting and voting for substitute nominees unless the Board of Directors reduces the number of Directors constituting the entire Board.

NOMINEES FOR TERMS EXPIRING IN 2000

T. Kevin Dunnigan        Mr. Dunnigan, 59, has been the Chief Executive
                         Officer of Thomas & Betts Corporation, a manufacturer of electrical equipment, since 1985. He has also been the Chairman of that corporation since 1992 and has been a member of its board of directors since 1975.
                         Mr. Dunnigan has been a Director of the Company since
                         1994. He is Chairman of the Committee on the Board and a member of the Executive Committee and the Executive Development and Compensation Committee. He is also a director of Elsag Bailey N.V. and C.R. Bard
                         Inc.

Ronald M. Gross          Mr. Gross, 63, is currently Chairman and Chief
                         Executive Officer and a director of Rayonier Inc.
                         (formerly known as ITT Rayonier Inc.), a forest products company. After joining Rayonier, Inc. in March 1978 as President, Chief Operating Officer and a director, Mr. Gross was elected Chief Executive
                         Officer in 1981 and Chairman in 1984. Mr. Gross also serves as a director of The Pittston Company and as President and a director of Rayonier Forest Resources
                         Company, the managing general partner of Rayonier
                         Timberlands, L.P., a publicly traded master limited partnership. Mr. Gross has been a Director of the Company since 1991 and is Chairman of the Executive
                         Development and Compensation Committee and a member of the Committee on the Board and the Executive
                         Committee.

W. Paul Tippett          Mr. Tippett, 64, has been a Director of the Company
                         since 1989. He was the President of Springs
                         Industries, Inc., a manufacturer of finished fabrics, home furnishings and industrial fabrics, from 1985 through 1989. Prior to that time Mr. Tippett was Chairman and Chief Executive Officer of American
                         Motors Corporation. Mr. Tippett is Chairman of the
                         Finance Committee and a member of the Audit Committee and the Executive Development and Compensation
                         Committee. He is also a director of Stride Rite
                         Corporation.

R. W. Van Sant
                         Mr. Van Sant, 58, has been Chairman of the Board, President and Chief Executive Officer of the Company since December 1991. He held the offices of President and Chief Operating Officer from October 1991 to December 1991. Mr. Van Sant served as President and Chief Executive Officer of Blount, Inc., a company engaged in construction and manufacturing operations, from December 1990 to October 1991. Mr. Van Sant has been a Director of the Company since 1988, is Chairman of the Executive Committee and is a member of the Committee on the Board and the Finance Committee. He is also a director of Amcast Industrial Corporation.

DIRECTORS WITH TERMS EXPIRING IN 1999

Michael O. Alexander     Mr. Alexander, 56, has been the President of The
                         International Forum Inc. since June 1993 and the
                         Director of the International Forum at the Wharton
                         School, University of Pennsylvania, since 1988. Mr.
                         Alexander has been a Director of the Company since
                         1993 and is a member of the Audit Committee, the Executive Committee and the Finance Committee.

David B. Price, Jr.      Mr. Price, 51, has been the President of the
                         Performance Materials Division of Monsanto Company since 1995. Monsanto Company is a global producer of chemicals, agricultural products, food ingredients and pharmaceuticals. Previously at that company, he was Vice President and General Manager of Commercial
                         Operations, the Industrial Products Division, from
                         1993 to 1995 and Vice President and General Manager of the Performance Products Division from 1991 to 1993. Mr. Price was elected to the Board of Directors in February 1996 and is a member of the Finance
                         Committee.

Joab L. Thomas           Mr. Thomas, 64, President Emeritus of The
                         Pennsylvania State University, was President of that university from 1990 to 1995. Mr. Thomas has been a Director of the Company since 1992 and is a member of the Audit Committee, the Executive Committee and the Finance Committee. He is also a director of Mellon
                         Bank Corporation.

DIRECTORS WITH TERMS EXPIRING IN 1998

Rod Dammeyer             Mr. Dammeyer, 56, is the managing director of Equity
                         Group Investments, Inc. ("EGI"), which has major investments in approximately 30 public and private companies. He is also Chief Executive Officer and a director of Anixter International Inc., where he has been employed since 1985. Mr. Dammeyer was elected to the Board of Directors of the Company in 1995. He is a member of the Audit Committee, the Committee on the Board and the Executive Development and Compensation
                         Committee. Mr. Dammeyer also serves as a director of Antec Corporation, Capsure Holdings Corp., Falcon
                         Building Products, Inc., IMC Global Inc., Jacor
                         Communications, Inc., Revco D.S., Inc., Sealy
                         Corporation and TeleTech Holdings, Inc., companies in which EGI has a major investment interest, and is a trustee of Van Kampen American Capital, Inc. closed end funds.

Sandra L. Helton         Ms. Helton, 47, has been Senior Vice President and
                         Treasurer of Corning Incorporated since July 1994.
                         Corning Incorporated is an international corporation focused in three business segments: Specialty
                         Materials, Communications and Consumer Products. From
                         1991 to July 1994 she served as Vice President and Treasurer of that corporation. She has been a Director of the Company since 1995. Ms. Helton is a member of the Audit Committee, the Committee on the Board and the Finance Committee.

William H. Nelson, III
                         Mr. Nelson, 68, was Executive Vice President and President of the Natural Resources Division of Scott Paper Company, primarily a manufacturer of pulp, paper and forest-related products, from 1981 to 1986. He has been a Director of the Company since 1972. He is Chairman of the Audit Committee and a member of the Executive Committee and the Executive Development and Compensation Committee.

 During the Company's 1996 fiscal year the Board of Directors held six meetings. All members of the Board of Directors attended more than 75% of the meetings of the Board and of the Committees of which such Directors were members during the time period in which they served.

                                  MANAGEMENT

 The following table sets forth as of March 7, 1997, the approximate number of shares of common stock and preferred stock of the Company (rounded to the nearest share) beneficially owned by each Director, by each Executive Officer named in the Summary Compensation Table on page 9 and by all Directors and Executive Officers of the Company as a group who were serving in such capacities on that date.

                          SHARES BENEFICIALLY                PERCENT
                                 OWNED                    OF CLASS (1)
                          ---------------------------------------------------
NAME                       COMMON        PREFERRED     COMMON     PREFERRED
----                      ----------     ----------------------- ------------
R. W. Van Sant               185,872(2)         725 less than 1% less than 1%
Michael O. Alexander           4,700(3)         -0- less than 1%         none
Rod Dammeyer                   6,000(4)         -0- less than 1%         none
T. Kevin Dunnigan              3,400(5)         -0- less than 1%         none
Ronald M. Gross                6,500(3)         -0- less than 1%         none
Sandra L. Helton               2,500(6)         -0- less than 1%         none
T. Grant John                 46,648(7)         367 less than 1% less than 1%
Richard D. Luzzi              23,886(8)         398 less than 1% less than 1%
William H. Nelson, III         5,800(3)         -0- less than 1%         none
James J. Norton               28,500(9)         -0- less than 1%         none
David B. Price, Jr.            1,500(4)         -0- less than 1%         none
Frederick J. Smith            40,310(10)        977 less than 1% less than 1%
Joab L. Thomas                 6,600(11)        -0- less than 1%         none
W. Paul Tippett                5,500(3)         -0- less than 1%         none
All Directors and
 Executive Officers as a
 Group (19 Persons)          543,180(12)      7,386         3.6%         1.6%

---------
 (1) Rounded to the nearest one-tenth of one percent and based on (i) the number of shares subject to options for common stock exercisable by such person(s) on or before May 1, 1997, and 14,805,589 shares of common stock, which on March 7, 1997, was the approximate number of shares outstanding and (ii) 476,203 shares of preferred stock, which on March 7, 1997, was the approximate number of shares outstanding.
 (2) Includes options to purchase 180,000 shares of common stock that are currently exercisable.
 (3) Includes options to purchase 4,000 shares of common stock that are currently exercisable or will become exercisable on May 1, 1997.
 (4) Includes options to purchase 1,000 shares of common stock that will become exercisable on May 1, 1997.
 (5) Includes options to purchase 3,000 shares of common stock that are currently exercisable or will become exercisable on May 1, 1997.

 (6) Includes options to purchase 2,000 shares of common stock that are currently exercisable or will become exercisable on May 1, 1997.
 (7) Includes options to purchase 41,700 shares of common stock that are currently exercisable and 1,541 shares of common stock held by his wife in a retirement plan, as to which he disclaims beneficial ownership.
 (8) Includes options to purchase 22,700 shares of common stock that are currently exercisable.
 (9) Represents 5,500 shares of common stock held jointly with his wife and options to purchase 23,000 shares of common stock that are currently exercisable.
(10) Includes options to purchase 32,800 shares of common stock that are currently exercisable.
(11) Represents 2,600 shares of common stock held jointly with his wife and options to purchase 4,000 shares of common stock that are currently exercisable or will become exercisable on May 1, 1997.
(12) Includes options to purchase 462,143 shares of common stock that are currently exercisable or will become exercisable on May 1, 1997 and 12,441 shares of common stock as to which beneficial ownership is disclaimed.

COMMITTEES OF THE BOARD

 Among the standing committees of the Board of Directors are the Audit Committee, the Executive Development and Compensation Committee and the Committee on the Board.

 The Audit Committee is appointed by the Board and currently consists of six members, none of whom is a member of the Company's management. It is responsible for overseeing the Company's internal accounting and auditing methods and procedures, and it recommends to the Board a firm of independent public accountants for appointment by the Board. The Audit Committee meets periodically with the auditors to review their findings and recommendations. During the Company's 1996 fiscal year this Committee held three meetings.

 The Executive Development and Compensation Committee is appointed by the Board and currently consists of five members. This Committee is responsible for the administration of the Lukens Performance Incentive Plan, the 1985 Stock Option and Appreciation Plan and the supplemental retirement plans; makes recommendations to the Board concerning such other executive compensation arrangements and plans as it deems appropriate; reviews the Company's policies and plans for the development and succession of executive personnel; and performs such other duties as the Board may assign. During the Company's 1996 fiscal year the Executive Development and Compensation Committee held three meetings.

 The Committee on the Board is appointed by the Board and currently consists of five members. This Committee is empowered to consult with the Chief Executive Officer on candidates for nomination to the Board; to recommend to the Board policies and guidelines for qualification for service as a Director and for Director compensation; and to monitor performance by individual Directors. This Committee will consider nominees for Director recommended by stockholders provided such recommendations are made in writing addressed to the Secretary of the Company prior to the first of December so that the Committee may review all recommendations in advance of the January meeting of the Board at which time the nominees for election at the next Annual Meeting are customarily considered. During the Company's 1996 fiscal year the Committee on the Board held two meetings.

 To be eligible for election to the Board of Directors, persons nominated other than by the Committee on the Board must be nominated in accordance with certain procedures set forth in the By-laws, which require that the Secretary of the Company receive timely notice of such proposed nomination. Such notice must be received by the Secretary not less than 50 days nor more than 75 days prior to the meeting at which the Directors are to be elected (or, if fewer than 65 days notice or prior public disclosure of the meeting date is given or made to stockholders, no later than the 15th day following the day on which the notice of the date of the meeting was mailed or such public disclosure was made). Such notice must contain certain information about the nominee, including his or her age, business and residence address and principal occupation, the class and number of shares of capital stock beneficially owned and such other information as will be required to be included in a Proxy Statement soliciting proxies for the election of the proposed nominee, and certain information about the stockholder proposing to nominate that person. The Company may also require any proposed nominee to furnish other information reasonably required by the Company to determine the proposed nominee's eligibility to serve as a Director.

 In addition to the foregoing, the Executive Committee and the Finance Committee are standing Committees of the Board.

SUMMARY OF EXECUTIVE COMPENSATION

 The following information for the fiscal years ended December 31, 1994, December 30, 1995 and December 28, 1996 is given as to the Chief Executive Officer and each of the four other most highly compensated Executive Officers of the Company who were serving as Executive Officers at the end of the 1996 fiscal year and whose base salary and bonus exceeded $100,000 during the 1996 fiscal year.

                          SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                       ANNUAL COMPENSATION             COMPENSATION
                             ----------------------------------------  ------------
                                                                          AWARDS
                                                                       ------------
                                                            OTHER       SECURITIES
       NAME AND                                            ANNUAL       UNDERLYING    ALL OTHER
       PRINCIPAL                                           COMPEN-       OPTIONS/      COMPEN-
      POSITION(S)       YEAR SALARY($) (1) BONUS($) (1) SATION($) (1)    SARS(#)    SATION($) (1)
----------------------- ---- ------------- ------------ -------------  ------------ -------------
R. W. Van Sant          1996   $603,056      $   -0-      $ 65,657(2)     59,412(3)   $ 15,592(4)
 Chairman,              1995   $565,563      $214,529     $ 51,043        27,735      $321,143
 President and Chief    1994   $536,508      $104,380        (5)           -0-        $ 18,247
 Executive Officer
T. G. John              1996   $232,800      $   -0-      $141,545(6)     22,510(3)   $ 10,494(7)
 Senior Vice President, 1995   $204,959      $ 63,365     $ 34,914        21,305      $  9,986
 Commercial             1994   $178,223      $ 50,741     $ 71,461        13,000      $  9,726
R. D. Luzzi             1996   $184,920      $   -0-      $ 21,098(8)     14,298(3)   $  8,038(9)
 Vice President,        1995   $174,899      $ 51,808        (5)          13,882      $  7,466
 Human Resources        1994   $160,020      $ 25,000     $ 22,540         5,000      $  7,041
J. J. Norton            1996   $205,572      $   -0-         (5)          21,398(3)   $  6,750(10)
 Senior Vice President  1995   $193,210      $ 58,199        (5)          17,882      $  6,750
                        1994   $181,840      $ 96,703     $ 48,075         -0-        $  3,025
F. J. Smith             1996   $184,020      $   -0-         (5)          20,517(3)   $  8,795(11)
 Senior Vice President, 1995   $156,762      $ 43,813     $ 20,155        11,659      $  8,582
 Operations             1994   $141,900      $ 18,000     $ 17,913         5,000      $  8,218

---------
 (1) Rounded to the nearest dollar.
 (2) Includes $39,764 imputed to Mr. Van Sant for use of the Company airplane.
 (3) Represents the aggregate of options granted as part of such Executive Officer's annual bonus and regular annual option grants. See page 14.
 (4) Represents $6,750 of Company contributions to the Lukens Inc. Employees Capital Accumulation Plan adopted pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended; $5,850 of Company-paid premiums for life insurance coverage above $50,000; and $2,992 of premiums paid by the Company on another term life insurance policy which covers Mr. Van Sant and is owned by the Company. The Company is the beneficiary under this second policy but has assigned the right to proceeds equal to 2 1/2 times Mr. Van Sant's compensation to his designee.
 (5) Does not exceed the lesser of $50,000 or 10% of the total of such person's annual salary and bonus.
 (6) Includes $125,466 paid by the Company in connection with Mr. John's relocation from the Company's Washington, Pennsylvania facility to its Coatesville, Pennsylvania facility.

 (7) Represents $6,750 of Company contributions to the Lukens Inc. Employees Capital Accumulation Plan and $3,744 of Company-paid premiums for life insurance coverage above $50,000.
 (8) Includes an automobile allowance provided by the Company of $13,512.
 (9) Represents $6,750 of Company contributions of Lukens Inc. Employees Capital Accumulation Plan and $1,288 of Company-paid premiums for life insurance coverage above $50,000.
(10) Represents $6,750 of Company contributions to the Lukens Inc. Employees Capital Accumulation Plan.
(11) Represents $6,750 of Company contributions to the Lukens Inc. Employees Capital Accumulation Plan and $2,045 of Company-paid premiums for life insurance coverage above $50,000.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

 The Company has entered into an agreement with Mr. Van Sant which provides for his employment by the Company until his 65th birthday. The agreement provides for the following compensation: a minimum base salary of $603,056 per annum, an annual bonus calculated and paid in accordance with the Lukens Performance Incentive Plan at a target amount of 60% of base salary and certain employee benefits. Pursuant to the agreement and adjusted to reflect a 50% stock dividend, Mr. Van Sant was issued 330,000 options to purchase common stock of the Company at an exercise price of $23.375 per share, which, as adjusted, was 85% of the fair market value of such common stock on the date of the grant. Such options vest at a rate of 30,000 per year. The agreement further provides that if Mr. Van Sant's employment is terminated by the Company prior to his 65th birthday, other than for disability or for cause, he will be entitled to continue to receive his full salary and certain other benefits under the agreement until the earlier of the third anniversary of his termination or his 65th birthday.

 Messrs. Van Sant, John, Luzzi, Norton and Smith, as well as five other Executive Officers, are parties to agreements pursuant to which the Company agreed to pay such persons a lump-sum amount generally equal to the sum of approximately three times such person's annual base salary rate in effect in the year of a change in control plus such person's average Lukens Performance Incentive Plan award over the preceding three years, in the event of a change in control of the Company and the termination of such person's employment at any time during the two-year period thereafter. The Company also generally agreed to provide three years additional pension and welfare benefits and to "cash-out" such person's outstanding options. The total pension benefits and the option "cash-out" will be payable in lump-sums. These agreements provide for the payment of an amount necessary to pay any excise tax, and any taxes thereon, due on the payments. The purpose of the agreements is to assure the continued dedication of such persons to their duties and their unbiased counsel in the event of an unsolicited tender offer.

 In general, a "change in control" will be deemed to occur if (i) during a period of two consecutive years, the individuals who constituted the Board of Directors at the beginning of such period cease to constitute a majority of the Board, (ii) any person or group acquires 20% or more of the combined voting power of the Company's then outstanding securities, (iii) the Company is acquired by merger or consolidation or (iv) the Company is liquidated or substantially all of its assets are sold.

DIRECTOR COMPENSATION

 An annual retainer of $24,000 is paid to Directors who are not employees of the Company and an attendance fee of $900 is paid to such Directors for each day or part of a day they attend a regular or special meeting of the Board. A fee is also payable to such Directors for attendance at Board Committee meetings. The fee is $800 for all Committees, except that members of the Executive Committee are paid an attendance fee of $900. Attendance fees are paid for Committee meetings on Board meeting days except for Committee meetings of an administrative nature. An annual retainer of $2,500 per Committee is also paid to Directors who serve as Committee Chairmen. Directors who serve a partial year are paid a pro rata share of the annual retainer based upon the number of months served.

 Any Director of the Company who is separately compensated for Board services may elect to defer compensation for distribution at a later date. Deferred amounts may be invested in mutual funds or interest-bearing accounts and may be paid in a lump sum or in annual installments over a period of ten years.

 The Company currently maintains a plan pursuant to which each non-employee Director with five years or more of uninterrupted service on the Board will receive annual retirement payments at the time of retirement from the Board. After five years of service, a Director will receive retirement payments in an amount equal to 50% of the Director's base retainer. The percentage will increase by 10% for each full year of service thereafter to a maximum of 100% of the base retainer after ten years. These retirement payments may continue for a period equal to the lesser of the years of service on the Board or ten years. In the event of the death of a Director, the benefits which would have been payable to such Director will be paid to the Director's designated beneficiary for the remainder of the period. In the event of a change in control, this Plan also provides for a lump-sum payment of the present value of the total accrued benefits payable calculated as if the Director had retired on the date of the change in control. The Board has decided to terminate this plan, effective May 1, 1997, and to replace it with a plan that will provide non-employee Directors with compensation that is tied to the value of the Company's common stock and therefore more aligned with the interests of the Company's stockholders.

 Pursuant to the Company's Stock Option Plan for Non-Employee Directors, each Director who is not an employee of the Company or any of its subsidiaries receives an annual grant of options to purchase 1,000 shares of the Company's common stock at an exercise price equal to the fair market value of the Company's common stock on the date of grant. Options become exercisable one year after the date of grant and expire ten years after the date of grant, except that options terminate three years after a person ceases to be a Director.

RETIREMENT PLANS

 The Lukens Inc. Salaried Employees Retirement Plan provides retirement benefits to certain salaried employees who retire or otherwise terminate employment after completing five or more years of service. The Lukens Inc. Supplemental Retirement Plan for Lukens Performance Incentive Plan Participants provides supplemental retirement benefits to participating managerial level employees. Benefits under this Plan are offset by benefits payable under the Lukens Inc. Salaried Employees Retirement Plan. In addition, the Lukens Inc. Supplemental Retirement Plan for Designated Executives provides supplemental retirement benefits to participating executives. Under this Plan benefits for participating executives are calculated by crediting the executive with service in addition to the executive's actual period of service as an employee. Benefits payable under this Plan are offset by benefits payable under the Lukens Inc. Salaried Employees Retirement Plan.

 Each of the Executive Officers named in the Summary Compensation Table on page 9 participates in the Lukens Inc. Salaried Employees Retirement Plan. Messrs. John, Luzzi and Smith also participate in the Lukens Inc. Supplemental Retirement Plan for Lukens Performance Incentive Plan Participants. Mr. Van Sant also participates in the Lukens Inc. Supplemental Retirement Plan for Designated Executives. Benefits under these Plans are payable monthly and are based upon formulas which consider years of service and compensation (as defined in the Plans) and age at retirement.

 The following table shows the approximate annual retirement benefits that Messrs. Van Sant, John, Luzzi and Smith would receive under the Plans described above based on credited years of service if they retire at normal retirement age. Mr. Norton, who participates in the Lukens Inc. Salaried Employees Retirement Plan but not in any of the Company's supplemental retirement plans, would receive an annual retirement benefit of $25,346 if he retires at normal retirement age. Lesser amounts may be payable following a termination of employment before normal retirement age.

                                         YEARS OF SERVICE
                  --------------------------------------------------------------
REMUNERATION (1)  10 YEARS 15 YEARS 20 YEARS 25 YEARS 30 YEARS 35 YEARS 40 YEARS
----------------  -------- -------- -------- -------- -------- -------- --------
$  100,000        $ 16,700 $ 25,000 $ 33,300 $ 41,700 $ 43,300 $ 44,100 $ 49,100
   200,000          33,600   50,500   67,300   84,100   94,100  104,100  114,100
   300,000          53,600   80,500  107,300  134,100  149,100  164,100  179,100
   400,000          73,600  110,500  147,300  184,100  204,100  224,100  244,100
   500,000          93,600  140,500  187,300  234,100  259,100  284,100  309,100
   600,000         113,600  170,500  227,300  284,100  314,100  344,100  374,100
   700,000         133,600  200,500  267,300  334,100  369,100  404,100  439,100
   800,000         153,600  230,500  307,300  384,100  424,100  464,100  504,100
   900,000         173,600  260,500  347,300  434,100  479,100  524,100  569,100
 1,000,000         193,600  290,500  387,300  484,100  534,100  584,100  634,100

---------
(1) The estimated benefit calculated is based on salary plus bonus, as designated in the Summary Compensation Table on page 9.

 Benefits payable under the Lukens Inc. Supplemental Retirement Plan for Lukens Performance Incentive Plan Participants and the Lukens Inc. Supplemental Retirement Plan for Designated Executives are computed on a straight life annuity basis and are subject to offset by any Social Security benefits to which the participant is entitled.

 Messrs. John, Luzzi and Smith have credited service of approximately four, four and 26 years, respectively, in the Lukens Inc. Salaried Employees Retirement Plan and in the Lukens Inc. Supplemental Retirement Plan for Lukens Performance Incentive Plan Participants. Mr. Van Sant has credited service of approximately five years under the Lukens Inc. Salaried Employees Retirement Plan and 24 years under the Lukens Inc. Supplemental Retirement Plan for Designated Executives. Each Plan, with the exception of the Lukens Inc. Salaried Employees Retirement Plan, contains provisions for a present value lump-sum payment payable in the event of a change in control.

STOCK OPTION DATA

 Under the Company's 1985 Stock Option and Appreciation Plan, options to purchase common stock of the Company are granted on an annual basis to certain officers and other key employees of the Company and its subsidiaries at the fair market value of the common stock on the date of grant. Under the Lukens Performance Incentive Plan, options to purchase common stock of the Company are also granted to Executive Officers as part of their annual bonuses; these options are governed by the terms of the 1985 Stock Option and Appreciation Plan. The following table contains information regarding each type of option grant to each Executive Officer named in the Summary Compensation Table on page 9 during the 1996 fiscal year.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                      INDIVIDUAL GRANTS
                ---------------------------------------------------------------
                            % OF TOTAL
                NUMBER OF    OPTIONS
                SECURITIES  GRANTED TO
                UNDERLYING  EMPLOYEES  EXERCISE OR
                 OPTIONS    IN FISCAL  BASE PRICE  EXPIRATION    GRANT DATE
NAME            GRANTED(#)   YEAR (1)    ($/SH)     DATE (2)  PRESENT VALUE ($)
----            ----------  ---------- ----------- ---------- -----------------
R. W. Van Sant    29,412(3)    9.8%      $28.69     1/02/03       $220,590(4)
                  30,000(5)   10.0%      $27.50     1/31/06       $233,700(6)
T. G. John         9,510(3)    3.2%      $28.69     1/02/03       $ 71,325(4)
                  13,000(5)    4.3%      $27.50     1/31/06       $101,270(6)
R. D. Luzzi        6,798(3)    2.3%      $28.69     1/02/03       $ 50,985(4)
                   7,500(5)    2.5%      $27.50     1/31/06       $ 58,425(6)
J. J. Norton       8,398(3)    2.8%      $28.69     1/02/03       $ 62,985(4)
                  13,000(5)    4.3%      $27.50     1/31/06       $101,270(6)
F. J. Smith        7,517(3)    2.5%      $28.69     1/02/03       $ 56,378(4)
                  13,000(5)    4.3%      $27.50     1/31/06       $101,270(6)

---------
(1) Rounded to the nearest one-tenth of one percent.
(2) Outstanding options may expire earlier due to death, disability or termination of employment. The Company has agreed to cash-out outstanding options of certain Executive Officers upon a change in control. See pages 10-11.
(3) Non-qualified options granted as part of the Executive Officer's annual bonus. The options granted in 1996 will become exercisable on January 2, 1999.
(4) Based on the Black-Scholes option pricing model, using the following assumptions: (a) 7 year option term; (b) 5.5% risk-free interest rate; (c) 27.4% volatility; and (d) 3.5% dividend yield.
(5) Regular option grants under the 1985 Stock Option and Appreciation Plan include options which qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, and options which do not so qualify. The options granted in 1996 became exercisable on January 31, 1997.
(6) Based on the Black-Scholes option pricing model, using the following assumptions: (a) 10 year option term; (b) 5.7% risk-free interest rate;
    (c) 27.4% volatility; and (d) 3.6% dividend yield.

 The following table presents information about stock options exercised during the 1996 fiscal year by the Executive Officers named in the Summary Compensation Table on page 9 and the amount and value of unexercised options held by such Executive Officers at fiscal year-end, distinguishing between options that were vested (i.e., exercisable at year-end) and options that were not vested (i.e., becoming exercisable in the future).

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                              NUMBER OF SECURITIES
                                             UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                                OPTIONS AT FISCAL      IN-THE-MONEY OPTIONS AT
                                                  YEAR-END (#)           FISCAL YEAR-END($)
                                            ------------------------- -------------------------
                SHARES ACQUIRED    VALUE
NAME            ON EXERCISE(#)  REALIZED($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----            --------------- ----------- ----------- ------------- ----------- -------------
R. W. Van Sant        -0-           -0-       150,000      267,147         (1)          (1)
T. G. John            -0-           -0-        28,700       30,815         (1)          (1)
R. D. Luzzi           -0-           -0-        15,200       20,680         (1)          (1)
J. J. Norton          -0-           -0-        10,000       29,280         (1)          (1)
F. J. Smith           -0-           -0-        19,800       26,176         (1)          (1)

---------
(1) None of the options were in-the-money at the end of fiscal year 1996.

                      REPORT OF EXECUTIVE DEVELOPMENT AND
                            COMPENSATION COMMITTEE

 The members of the Executive Development and Compensation Committee of the Board, none of whom is an employee of the Company, hereby present to the stockholders of the Company this report concerning the compensation of the Company's Executive Officers, including the Executive Officers named in the Summary Compensation Table set forth on page 9. The role of the Committee, among other things, is to establish the broad compensation policy of the Company with respect to its Executive Officers and to determine the actual amounts of the salary and bonus components of the compensation of each such person as well as to approve the performance standards and award opportunities for the incentive programs for Executive Officers.

COMPENSATION POLICY

 The goal of the Company's executive compensation program is to attract, motivate and retain executives of the highest caliber. In the belief that this goal is most effectively achieved by closely linking executive compensation to corporate performance and returns to stockholders, the Company has established an executive compensation plan that conditions a substantial portion of such compensation on the Company's achievement of specified performance goals and on increases in the value of the Company's common stock. Effective in 1995 and based on recommendations made by an independent executive compensation consultant, the Committee made certain changes in the method of determining incentive awards which conditioned a greater proportion of incentive compensation for Executive Officers on the long-term performance of the Company's common stock.

 In determining compensation for the Company's Executive Officers for 1996, the Committee relied on compensation guidelines established with the assistance of such compensation consultant. These guidelines were developed by reference to a peer group of companies, including some steel companies, that had revenues generally comparable to the Company's and were engaged in heavy manufacturing. The Committee believes that this sampling reflects the marketplace in which the Company competes for senior executives and is large enough to be meaningful.

 This comparative sampling of companies used by the Committee for compensation guidelines is different from the S & P Iron & Steel--500 Index, which is the group of companies used for purposes of the performance graph set forth on page 20, comparing cumulative stockholder return on common stock. Comprised of steel companies exclusively, this group and the Company operate in similar environments and thus are similarly affected in terms of regulation, competition, industry trends and the other factors that affect performance. However, in recruiting, the Company looks to a wider field which includes manufacturing companies, not just steel companies, and so considers compensation in relation to this wider group.

 The compensation guidelines provide that fixed compensation should fall at or near the 50th percentile of the comparative group. For variable "at risk" compensation, the Committee sets targets that will provide an incentive to management to achieve above-average performance. Incentive compensation is paid only in years in which the Company is successful in meeting those targets.

 The Company's executive compensation program for 1996 had three principal components, each described more fully below: (i) base salaries, (ii) awards under the Lukens Performance Incentive Plan (the "LPIP"), consisting of cash bonuses and the grant of stock options, and (iii) incentives under the Company's 1985 Stock Option and Appreciation Plan (the "Stock Option Plan"), consisting of the grant of stock options. Cash awards under the LPIP are based primarily on achievement of pre-established levels of return on net assets and operating earnings and thus are directly linked to Company performance. The values of option awards under the LPIP and the Stock Option Plan indirectly reflect the Company's performance through changes in the market price of the Company's common stock. Both the LPIP and the Stock Option Plan have been designed to align the interests of the Company's Executive Officers with those of the Company's stockholders.

 Effective for 1997, the Company's executive compensation program has been changed so that total cash compensation has been targeted below the market median and the long-term components of compensation have been designed in order to have executive compensation more aligned with stockholder interests.

 In setting compensation for Executive Officers, the Committee will, where appropriate, take into account the $1,000,000 deduction limitation under
Section 162(m) of the Internal Revenue Code. None of the Executive Officers has yet been affected by this limitation.

SPECIFIC COMPONENTS OF COMPENSATION PROGRAM

 Salary. Base salaries for Executive Officers are the fixed component of their total compensation package. In general, base salaries are set and adjusted based on comparative standards and individual performance. For 1996, the Committee determined the base salary for each Executive Officer, taking into account Mr. Van Sant's evaluation of such Executive Officer's performance and his recommendations to the Committee concerning adjustments to such Executive Officer's base salary.

 Bonus. Under the LPIP, the Committee determines the annual awards for the Executive Officers (including Mr. Van Sant) based on (i) the performance of the Company, as measured by attained levels of return on net assets and operating earnings and (ii) the achievement of individual or team objectives. For 1996, the corporate objectives determined 70%, and the individual or team objectives determined 30%, of each Executive Officer's award. The specific threshold, target and maximum levels of return on net assets and operating earnings that are established each year by the Committee for corporate performance are based on, among other things, past Company performance and past industry performance. Team performance goals, some of which have threshold, target and maximum levels, were proposed for 1996 by Mr. Van Sant and approved by the Committee, taking into consideration current issues and projects for which such Executive Officer was responsible. Based on responsibility undertaken, position with the Company and competitive standards, the Committee then establishes a percentage of salary to be awarded as a bonus to participating Executive Officers at 100% achievement of target corporate and individual or team objectives. Such percentages range from 45% to 60% (for the Chief Executive Officer).

 At the beginning of the year, the Committee determines what each Executive Officer's LPIP award would be for that year, assuming that the target corporate and team objectives are achieved. One-half of the projected LPIP award at target is then granted in the form of stock options to each Executive Officer. The number of stock options to be awarded is determined by taking one-half of the total LPIP award at target, multiplying it by 135% (to compensate for the risk of a longer term, non-cash award), and dividing that product by the Black-Scholes value for the Company's common stock (a pricing model for calculating the present value of options). Options granted as part of an LPIP award are governed by the terms of the Stock Option Plan.

 Cash awards for the remaining one-half of the LPIP award are made at the end of the year based on the Committee's objective determination of whether the thresholds for the applicable corporate and team goals were met. Executive Officers may receive a bonus based on the achievement or partial achievement of one set of performance factors (corporate or team) even if the threshold for the other set of performance factors is not met.

 For 1996, the Company did not meet the threshold levels of return on net assets and operating earnings, and so none of the Executive Officers received a cash award based on those performance factors. In addition, none of the Executive Officers received a cash bonus based on the achievement of team objectives in 1996.

 Option Plan. Under the Company's Stock Option Plan, options to purchase common stock of the Company are granted on an annual basis to Executive Officers at the fair market value of such common stock on the date of grant. Because the compensation element of options is dependent on increases in the market value of such common stock, stock options represent compensation that is tied to the Company's performance for up to 10 years (the period during which such options may be exercised).

 For 1996, the Committee set a range of the number of options that could be granted for each level of Executive Officer. The number of options within the applicable range granted to each Executive Officer was based on the Committee's subjective assessment of such Executive Officer's individual performance and other qualitative factors the Committee considered appropriate.

1996 COMPENSATION OF CHIEF EXECUTIVE OFFICER

 R. W. Van Sant has been Chairman, President and Chief Executive Officer of the Company since December 1991. Mr. Van Sant's initial base salary of $500,000 was established pursuant to the employment agreement discussed on page 10 based upon the scope of his responsibilities for the Company and comparative group standards. The Committee believes that the terms of Mr. Van Sant's employment agreement are consistent with the compensation policies of the Committee. His salary was $565,563 for 1995 and was increased to $603,056 for 1996 due to the Company's improved financial performance in 1995.

 Mr. Van Sant received an LPIP award of options for 29,412 shares of common stock with respect to 1996 based on the calculation for LPIP options discussed above for the other Executive Officers. He did not receive an LPIP cash award with respect to 1996 because neither the corporate nor team objectives for such year were met.

 Pursuant to his employment agreement, in 1991 Mr. Van Sant was granted options for 330,000 shares of common stock that vest at a rate of 30,000 shares for each year of his continued employment with the Company. In addition, he was granted options for 30,000 shares of common stock in 1996 pursuant to the Company's Stock Option Plan.

                            Executive Development and Compensation Committee

                                    Ronald M. Gross, Chairman
                                    Rod Dammeyer
                                    T. Kevin Dunnigan
                                    William H. Nelson, III
                                    W. Paul Tippett

                               PERFORMANCE GRAPH

 The following graph illustrates a five-year comparison at fiscal year-end from 1991 through 1996 of the Company's cumulative total stockholder return on common stock with the cumulative total return on the S&P 500 Stock Index and the S&P Iron & Steel--500 Index (formerly known as the S&P Steel Index). These values assume an investment of $100 on December 31, 1991 and reinvestment of dividends. The companies included in the S&P Iron & Steel--500 Index are Allegheny Teledyne, Inc., Armco Inc., Bethlehem Steel Corporation, Inland Steel Industries, Inc., Nucor Corp., USX Corp.-U.S. Steel Group and Worthington Industries Inc.



                             [GRAPH APPEARS HERE]

                                                YEARS ENDING
                                   ---------------------------------------
                                   1991  1992   1993   1994   1995   1996
                                   ---- ------ ------ ------ ------ ------
  LUKENS INC.                      $100 161.66 138.03 121.52 123.94  91.13
  S&P 500 INDEX                    $100 107.62 118.46 120.03 165.13 203.05
  S&P IRON & STEEL--500 INDEX      $100 130.84 172.15 167.44 155.26 138.61

                             STOCKHOLDER PROPOSALS

 The following three proposals have been submitted by the stockholders named below. The Company will furnish, orally or in writing as requested, the addresses and claimed share ownership positions of the proponents of these stockholder proposals, promptly upon written or oral request directed to the Secretary of the Company. Each proposal will be approved if it receives the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the matter (abstentions will have the effect of a negative vote and broker non-votes will have no effect on the outcome of the proposals). The proposals have been carefully considered by the Board, which has concluded that their adoption would not be in the best interests of the Company or its stockholders. For the reasons stated after each proposal and its supporting statement, the Board recommends a vote AGAINST each proposal.

 If a stockholder wishes to present a proposal at the 1998 Annual Meeting, the proposal must comply with the regulations of the Securities and Exchange Commission and must be received by the Vice President, General Counsel and Secretary of the Company at 50 South First Avenue, Coatesville, Pennsylvania 19320 no later than December 2, 1997, in order for it to be included in the Proxy Statement for such meeting.

PROPOSAL 2--DECLASSIFIED BOARD PROPOSAL--PROPOSED BY ROBERT SCHAAL

 Resolved that the shareholders of Lukens Inc. (the "Company") recommend that the Board of Directors take all actions necessary to cause the certificate of incorporation and the by-laws of the Company to be amended so that the Company's Board of Directors, consisting of no more than 11 directors, will stand for election at each annual meeting of the shareholders of the Company.

 The stockholder proposal will permit the shareholders of the Company to express their desire that the Board of Directors take the necessary actions to cause the certificate of incorporation and the by-laws of the Company to be amended to remove the classified or "staggered" board provisions.

 Specifically, the amendments contemplated by the Proposal, if implemented by the Board of Directors and approved by the shareholders of the Company, would eliminate the provisions relating to the division of the directors of the Company into three (3) classes, would fix the term of office of each of the directors to one year, and would set the total number of directors at eleven
(11).

 Once the amendments are accomplished, the entire Board of Directors of the Company will stand for election at each annual meeting of the shareholders of the Company. The Company's current classified board scheme does not allow the directors to be responsible to the shareholders for their actions in managing the Company, including actions which result in the decline in value of the Company's stock.

 The Stockholder Proposal will ensure that the directors are either responsive to the interests of the very shareholders who have elected them to office or will be subject to being replaced. In this manner, this annual election procedure will make the directors directly accountable to the shareholders and make them more responsible to devising methods to enhance shareholder values.

 In addition, removal of the staggered board provisions will make it possible to replace a majority of the directors at any given annual meeting rather than forcing the shareholders to wait for two or more annual meetings to accomplish that same result under the current classified board provisions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE FOREGOING PROPOSAL FOR THE FOLLOWING REASONS:

 The current system of electing Directors to three-year terms has been in place since 1987. This system is very common and is permitted by the laws of the State of Delaware and by the rules of the New York Stock Exchange. The Board does not believe that Directors who are elected for three-year terms are any less accountable to stockholders than Directors elected annually because the same standards of performance apply regardless of the length of a Director's term.

 The system of three-year terms promotes continuity and stability in the conduct of business by the Board, since generally two-thirds of the Directors at all times will have had prior experience with the business affairs, strategies and policies of the Company. This experience enables the Directors to plan in a reasonable fashion for the future business of the Company, and to judge the performance of management against long-term goals established by the Board. In addition, it permits Directors to effectively represent the interests of all stockholders in a variety of circumstances.

 The use of three-year terms is also intended to encourage any persons who may seek to acquire control of the Company, or to further some other personal goal, to initiate such action through negotiation with the Board--which is in a position to act to protect all of the stockholders of the Company. The Board believes that declassification weakens the ability of the Board to negotiate favorable terms with a proponent of an unfriendly or unsolicited proposal. An attempt to effect a change of control of the Board at a single stockholders' meeting, even if unsuccessful, can seriously disrupt the conduct of the business of the Company and cause it to incur substantial expense.

 Moreover, adoption of the proposal would not in itself eliminate three-year terms. If adopted, the proposal would only serve as a recommendation to the Board of Directors to take the steps necessary to require Directors to stand for election annually. Such steps would include the repeal of the provisions relating to three-year terms in the Company's Restated Certificate of Incorporation (as amended to date), which requires the affirmative vote of two-thirds of the outstanding shares entitled to vote at a subsequent meeting of stockholders, unless approved by a majority of the continuing Directors, in which case the affirmative vote of a majority of the outstanding shares is required.

 The Board believes that its obligation is to enhance the Company's business competitiveness for the long-term, and provide sustained, long-term return to the Company's stockholders. The Board continues to believe that the present system of three-year terms is in the best interest of the stockholders, and that the stockholders should oppose efforts to eliminate three-year terms. For these reasons, the Board of Directors recommends a vote AGAINST the proposal.

PROPOSAL 3--DIRECTOR AND EMPLOYEE STOCK OPTION PROPOSAL--PROPOSED BY ALBERT W. EASTBURN

 Stock options for current directors, officers and other key employees should be granted at a target price equal to or greater than the highest price reached in the past three years.

 Stock options are intended to more closely align the interests of the management with those of the shareholders. Currently stock options are granted annually at the market price on the day of the grant. This practice unfairly rewards the current management when the Company performs poorly by granting options at depressed prices. Granting options at a target price equal to or greater than the high of the past three years will insure equal consideration of both parties.

 A vote for the motion will be in favor of establishing a target price for options.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE FOREGOING PROPOSAL FOR THE FOLLOWING REASONS:

 The Board believes that the Company's current policy of granting options which are exercisable at the market price on the day of the grant to directors, officers and key employees is an appropriate and generally accepted method of providing a form of incentive compensation to such individuals. Although the proponent states that this policy "unfairly rewards" these individuals by "granting options at depressed prices," the Board believes that the options represent unrealized value to the recipient unless the price of the Company's common stock increases.

 The Executive Development and Compensation Committee has adopted a compensation philosophy that relates the level of compensation to the Company's success in meeting annual and long-term goals and is competitive with other major companies not only in the steel industry but in industry generally. The Committee sets the executive pay ranges, including stock options, based upon comparative data from similar companies. A key element of executive compensation structure is that there is a significant upside in the individual's compensation depending on the Company's performance, financial and otherwise.

 The Board believes that this philosophy enables it to attract and retain the most qualified individuals to manage the Company's business. In determining executives' compensation, the Executive Development and Compensation Committee relies on competitive data and carefully assesses the Company's overall performance and individual achievement.

 The Board also believes that the Company must offer a competitive compensation program to attract and retain highly qualified persons to serve as directors, officers and key employees. In this regard, many U.S. companies with which the Company competes for candidates for such positions offer compensation in the form of stock options; in most instances, the Board believes, such options are exercisable at the market price on the day of the grant, as is currently the case at the Company. The Company's compensation program would compare unfavorably to the programs of other companies with market price options and as a result the Company would be at a competitive disadvantage unless it increased base compensation.

 The Board believes that setting the exercise price of stock options granted to officers, directors and key employees at the three-year high market price of the common stock, as called for in the proposal, would interfere with the Company's ability to attract, retain and reward key executives in a manner commensurate with their contributions to the Company and, accordingly, recommends a vote AGAINST the proposal.

PROPOSAL 4--STOCKHOLDER RIGHTS AGREEMENT PROPOSAL--PROPOSED BY W. R. WILSON

 Resolved that the shareholders of Lukens Inc. (the "Company") recommend that the Board of Directors rescind and terminate the Renewed Rights Agreement adopted by the Board of Directors on September 25, 1996 and refrain from amending or extending the Rights Agreement dated as of July 29, 1987, as amended as of July 25, 1990, or adopting any other Rights Agreement, including the Renewed Rights Agreement, unless and until otherwise recommended by the holders of a majority of the outstanding Common Stock of the Company.

 The Stockholder Proposal is designed to permit the shareholders of the Company to express to the Company's Board of Directors their desire that the recently adopted Renewed Rights Agreement be rescinded and terminated, that the Rights issued pursuant to the original Rights Agreement--commonly known as a "Poison Pill" (which Rights Agreement was originally adopted by the Company on July 29, 1987)--be allowed to expire according to their terms on

August 10, 1997 and that no amended or additional Rights Agreement, including the Renewed Rights Agreement, be adopted by the Board of Directors without the consent of the holders of a majority of the Common Stock of the Company.

 The Company's Poison Pill unnecessarily restricts the free and open ability of shareholders to receive and accept offers to purchase all or a majority of the outstanding stock of the Company. Should the Board of Directors comply with the Stockholder Proposal and allow the original Poison Pill defensive device to expire by its terms, the Company and its Board of Directors will be better positioned to advance the interests of the shareholders and maximize shareholder values by being able to receive offers to acquire the Company's outstanding stock at a premium to the Company's market price, which offers may not materialize if the Poison Pill was still in place.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE FOREGOING PROPOSAL FOR THE FOLLOWING REASONS:

 The Rights Agreement, which was adopted by the Company in 1987 and amended in 1990, and the Renewed Rights Plan, which was adopted by the Board in September 1996 (collectively, the "Rights Plans"), were adopted to protect the interests of the Company and all of its stockholders in the event of unsolicited offers to acquire the Company. The Board believes that the Stockholder Proposal would restrict the Board's ability to protect the interests of all stockholders in the event that the stockholders and the Company were confronted with coercive or unfair takeover tactics.

 The Rights Plans are not intended to prevent an acquisition of the Company on terms that are favorable and fair to all stockholders and will not be used for that purpose. The Rights Plans are designed to deal with unilateral actions by hostile buyers that are calculated to deprive the Board and the Company's stockholders of their ability to determine the Company's destiny by creating an incentive for a potential acquiror to negotiate in good faith with the Board. The Rights Plans should not affect any prospective buyer willing to make an offer at a full and fair price and will not interfere with a merger or other business combination transaction that the Board approves as fair and as constituting a recognition of full value to stockholders.

 Coincidentally, in a letter to the Company's stockholders dated August 10, 1987, the proponent, at that time a member of the Board, discussed the benefits of the Rights Agreement to the Company's stockholders. In this letter, the proponent described certain provisions in the Rights Agreement as "safeguard[ing] your interests in the event of unsolicited offers to acquire Lukens," including "offers that do not treat all shareholders equally, the acquisition of sufficient shares to gain control without offering fair value to all shareholders, and other coercive or unfair takeover tactics that could impair the Board's ability to represent your interests fully." As described by the proponent, of particular concern to the Board at that time in adopting the Rights Plans was the need to "protect Lukens shareholders against being forced to sell prematurely their shares of Lukens Common Stock for less than fair value following an unsolicited takeover attempt." The Board continues to have the concerns articulated by the proponent in his 1987 letter and continues to believe that the Rights Plans are the best available means of protecting the stockholders' rights to retain equity in the Company and the full value of their investments, while not foreclosing a fair acquisition bid for the Company.

 Under Delaware law, the Board is responsible for managing the Company's business and affairs, including the evaluation of any unsolicited offers. The Board specifically examined its fiduciary responsibilities under Delaware law when it adopted the Rights Plans. In addition, the Board consulted with the Company's outside legal and financial advisors and gave careful and thoughtful consideration to the interests of the Company's stockholders and the effect of the Rights Plans on them. Based on the Board's collective business experience and knowledge of the Company, it believes that the adoption of the Rights Plans was a valid exercise of its fiduciary obligations to all stockholders. In furtherance of its members' fiduciary duties, the Board fully intends to continue to evaluate the best interests of the Company and the Company's stockholders before amending or extending the current Rights Plans and before adopting any new rights plan. The Board believes that its recommendation to vote against the Stockholder Proposal is also consistent with its fiduciary duties. Accordingly, the Board recommends a vote AGAINST the proposal.

                          PRINCIPAL HOLDERS OF STOCK

 The following table sets forth information, as of December 31, 1996, regarding each person who is known by the Company to beneficially own more than 5% of any class of stock of the Company. Such information was provided to the Company by such persons or is based on data available to the Company.

                                                   SHARES
                                        TITLE   BENEFICIALLY        PERCENT
NAME AND ADDRESS                      OF CLASS      OWNED         OF CLASS(1)
----------------                      --------- -------------     -----------
State Street Bank and Trust Company   Preferred     480,045(2)(3)   100.0%
 225 Franklin Street
 Boston, MA 02110
Merrill Lynch & Co., Inc.             Common      2,192,400(4)       14.8%
 World Financial Center, North Tower
 250 Vesey Street
 New York, NY 10281
President and Fellows of Harvard      Common      1,198,256(5)        8.1%
 College
 c/o Harvard Management Company,
 Inc.
 600 Atlantic Avenue
 Boston, MA 02210
Lazard Freres & Co. LLC               Common        946,530(6)        6.4%
 30 Rockefeller Plaza
 New York, NY 10020

---------
(1) Rounded to the nearest one-tenth of one percent and based on the number of shares of the applicable class outstanding on December 31, 1996.
(2) Rounded to the nearest share.
(3) Held as trustee of the Lukens Inc. Employees Stock Ownership Trust under the Lukens Inc. Employees Capital Accumulation Plan, as to which State Street Bank and Trust Company disclaims beneficial ownership. The trustee's duties include management of the trust and voting the preferred stock held in the trust. See pages 1-2. Each share of preferred stock is generally convertible into three shares of the Company's common stock. If all of the shares of preferred stock were converted, State Street Bank and Trust Company would hold 1,440,135 shares of common stock as trustee. These shares, together with the 76,750 shares of common stock held in separate or commingled funds managed by State Street Bank and Trust Company, would represent approximately 10.25% of the Company's common stock.

(4) Includes 1,350,000 shares held by Merrill Lynch Asset Management, L.P. ("MLAM") as discretionary investment advisor to Merrill Lynch Global Allocation Fund, Inc. and 840,150 shares held by MLAM as investment advisor to private client accounts. MLAM shares voting and dispositive power with respect to all of such shares. Merrill Lynch & Co., Inc., the parent of MLAM, Princeton Services, Inc., the general partner of MLAM, and Merrill Lynch Group, Inc., the parent of Princeton Services, Inc., may be deemed to share with MLAM investment discretion and voting authority with respect to such holdings, but disclaim beneficial ownership of such shares. Also includes 2,250 shares as to which other entities affiliated with Merrill Lynch & Co., Inc. share voting and dispositive power, and as to which Merrill Lynch & Co., Inc. disclaims beneficial ownership.
(5) Includes 1,129,000 shares with respect to which President and Fellows of Harvard College has sole voting and dispositive power, 38,500 shares with respect to which The Harvard University Master Trust Fund has sole voting and dispositive power and 30,756 shares with respect to which Harvard Charitable Remainder Trust Equity Partnerships has sole voting and dispositive power.
(6) Lazard Freres & Co. LLC has sole dispositive power with respect to all of such shares and sole voting power with respect to 833,530 of such shares.

                             CERTAIN TRANSACTIONS

 During fiscal year 1996, the Company had outstanding loans in the aggregate amount of $270,000 to Mr. John, Senior Vice President, Commercial, and $224,700 to Mr. C.B. Houghton, Jr., Vice President, Business Development, on an interest free basis. The purpose of these loans was to assist them in their relocation. Mr. Houghton repaid his loan during fiscal year 1996 and Mr. John repaid $150,000 principal amount of his loan during fiscal year 1996.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

 Section 16(a) of the Securities and Exchange Act of 1934 generally requires the Company's Directors and Executive Officers and persons who own more than 10% of a registered class of the Company's equity securities ("10% owners") to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Directors, Executive Officers and 10% owners are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on review of copies of such reports furnished to the Company and written representations that no other reports were required to be filed during the 1996 fiscal year, all Section 16(a) filing requirements applicable to its Directors, Executive Officers and 10% owners were met, except that Mr. Smith failed to timely report a charitable contribution of 500 shares of the Company's common stock that he made in December 1995. This transaction was reported in February 1997.

                        INDEPENDENT PUBLIC ACCOUNTANTS

 During the 1996 fiscal year Arthur Andersen LLP of Philadelphia, Pennsylvania, served as independent public accountants to the Company. They have been appointed as the Company's independent public accountants for the 1997 fiscal year by the Board of Directors. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will be available to respond to proper questions regarding the independent public accountants' responsibilities.

                                 OTHER MATTERS

 Management does not know of any matters other than those referred to in this Proxy Statement that may come before the Annual Meeting. However, if any other matters should properly come before the meeting, the persons named in the accompanying Proxy will have discretionary authority to vote all Proxies with respect to such matters in accordance with their best judgment.

                            EXPENSE OF SOLICITATION

 The cost of soliciting Proxies will be borne by the Company. Some of the officers and employees of the Company may solicit Proxies personally and by telephone. In addition, Corporate Investor Communications, Inc. will provide assistance in soliciting Proxies by mail, telephone, telegraph and personal interview at an expected cost of $4,000 plus expenses.

                                   FORM 10-K

 THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED BY THIS PROXY STATEMENT, UPON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K. (IF EXHIBITS ARE REQUESTED, A CHARGE OF 25 CENTS PER PAGE WILL BE MADE.) SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO THE COMPANY AT 50 SOUTH FIRST AVENUE, COATESVILLE, PENNSYLVANIA 19320,
ATTENTION: VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY.

                                       By Order of the Board of Directors


                                       /s/ William D. Sprague


                                       William D. Sprague
                                       Vice President, General Counsel and
                                       Secretary

                                                                          PROXY
                                  LUKENS INC.

  The undersigned:

  (i) as a holder of record of Lukens Inc. common stock hereby appoints Michael
  O. Alexander, Rod Dammeyer and Joab L. Thomas the proxies of the undersigned (each with power to act alone and with power of substitution and with discretionary authority to cumulate on the vote for the election of Directors) to represent and vote, in the manner directed herein, the shares of stock of Lukens Inc. which the undersigned would be entitled to vote if personally present; or

  (ii) as a participant (and, where applicable, a named fiduciary) in the capital accumulation plan specified on the reverse side hereby instructs the trustee of such plan to vote all shares of common stock and/or preferred stock of Lukens Inc. which are credited to the undersigned's account in such plan in the manner directed herein (with discretionary authority to cumulate on the vote for the election of Directors)

at the Annual Meeting of Stockholders of Lukens Inc. to be held at the Administrative Resources Center, Modena Road, South Coatesville, Pennsylvania, on April 30, 1997, at 1:30 P.M., EDT, or at any adjournment thereof, and in the proxies' or the trustee's discretion, as applicable, upon such other business as may come before the meeting, all as set forth in the notice of the meeting and in the proxy statement furnished herewith.

  The shares represented hereby will be voted in accordance with the specifications made on the reverse side or, IF NO SPECIFICATION IS MADE, THEY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS NOMINATED AND AGAINST PROPOSALS 2, 3 AND 4 SPECIFIED ON THE REVERSE SIDE.

                (PLEASE FILL IN, SIGN AND DATE ON REVERSE SIDE)
                                                                     -----------
                                                                     SEE REVERSE
                                                                         SIDE
                                                                     -----------

[X]  PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE.


THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.
MANAGEMENT RECOMMENDS A VOTE FOR THE DIRECTORS NOMINATED. MANAGEMENT RECOMMENDS A VOTE AGAINST PROPOSALS 2, 3 AND 4.




                     FOR        WITHHELD
1. ELECTION OF       [_]          [_]
   DIRECTORS

For, except vote withheld from the following nominee(s):

--------------------------------------------------------------------------------

NOMINEES: T. KEVIN DUNNIGAN, RONALD M. GROSS, W. PAUL TIPPETT AND
          R. W. VAN SANT

To cumulate votes for any nominee(s), write the name(s) and the amount allocated to such person(s) in the space provided below:

--------------------------------------------------------------------------------

                                  FOR     AGAINST       ABSTAIN
2. STOCKHOLDER PROPOSAL           [_]       [_]           [_]
   REGARDING DECLASSIFIED
   BOARD OF DIRECTORS

3. STOCKHOLDER PROPOSAL           [_]       [_]           [_]
   REGARDING DIRECTOR
   AND EMPLOYEE
   STOCK OPTIONS

4. STOCKHOLDER PROPOSAL           [_]       [_]           [_]
   REGARDING STOCKHOLDER
   RIGHTS AGREEMENT

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as corporate officer, attorney, executor, administrator, trustee or guardian, please give full title as such.


--------------------------------------------------------------------------------
Signature


--------------------------------------------------------------------------------
Signature, if held jointly


DATE
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